Exhibit 99.2

Brooke Corporation Declares Quarterly Cash Dividend

          OVERLAND PARK, Kan., April 27 /PRNewswire-FirstCall/ -- Robert D. Orr, chairman and chief executive officer of Brooke Corporation (Nasdaq: BXXX), announced today that its board of directors declared a quarterly cash dividend in the amount of 18 cents per share of common stock. Orr reported the dividend will be paid on May 26, 2006 to common shareholders of record as of May 12, 2006, with an ex-dividend date of May 10, 2006.

          About our company     Brooke Corporation is listed on the Nasdaq National Market under the symbol “BXXX”. Brooke Corporation is a holding company with three operating subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 580 franchise locations. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies and other businesses that sell insurance or financial services, including Brooke franchisees. Brooke Brokerage Corporation is a subsidiary that brokers hard-to-place insurance and brokers loans for general insurance agencies specializing in hard-to-place insurance sales. For more information, visit http://www.brookecorp.com .

          E-mail Distribution     To receive electronic press alerts, visit the “Investor Relations” section of Brooke Corporation’s Web site at http://www.brookecorp.com and subscribe to our “E-mail Alerts” online.

          This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarter and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                                        04/27/2006
          /CONTACT:  Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com
          /First Call Analyst: /
          /FCMN Contact: culba2@brookecorp.com /
          /Web site:   http://www.brookecorp.com /